Exhibit 5.1

September 19, 2011

Board of Directors

Golden Minerals Company

350 Indiana Street, Suite 800

Golden, Colorado 80401

Re:                              Registration Statement on Form S-8 relating to 1,879,561 shares of common stock under the Golden Minerals Company 2009 Equity Incentive Plan

Gentlemen:

We have acted as counsel to Golden Minerals Company, a Delaware corporation (the “Company”). This letter is being delivered in connection with the Registration Statement on Form S-8 filed by the Company on September 19, 2011 with the Securities and Exchange Commission (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of 1,879,561 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the Golden Minerals Company 2009 Equity Incentive Plan (the “Plan”).

In connection herewith, we have examined the Registration Statement and the Plan.  We have also examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.

This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that that the Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Plan, including payment of the applicable exercise price therefor, if any, will be validly issued, fully paid and non-assessable shares of capital stock of the Company.

We are members of the Bar of the State of Colorado. Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of Colorado and the Delaware General Corporation Law, including all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law.  We express no opinion with respect to the laws of any other jurisdiction or of any other law of the State of Delaware.

We hereby consent to be named in the Registration Statement and to the filing of this opinion as an Exhibit to the aforesaid Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/S/ DAVIS GRAHAM & STUBBS LLP

Davis Graham & Stubbs LLP